NEWS RELEASE

CONTACTS

Investor Contact Mary Lai	Media Contact Jenna Torluemke
Gen	Gen
IR@GenDigital.com	Press@GenDigital.com
Gen Reports 8% Revenue Growth in Q2 FY23 and Confirms Long-Term Target of $3 EPS
Gen Increases and Accelerates Synergy Targets for Avast Acquisition Closed in September

TEMPE, Ariz. & PRAGUE – Nov. 8, 2022 – Gen Digital Inc. (NASDAQ: GEN) released its results for the second quarter of Fiscal Year 2023, which ended Sept. 30, 2022. This marks the company's first earnings since becoming Gen™, a new company dedicated to powering Digital Freedom for people everywhere. Gen unites trusted names in Cyber Safety – Norton, Avast, LifeLock, Avira, AVG, ReputationDefender and CCleaner.

“This week marks the next chapter for our company and its expanded purpose to power Digital Freedom,” said Vincent Pilette, CEO of Gen. “While the digital world has made our lives simpler in so many ways, it’s also created new threats, complexity and exposure. As Gen, we're committed to bringing our energy, credibility, and innovation to boldly tackle these challenges. We won’t rest until we bring Cyber Safety, and more, to everyone.”

Q2 Financial Highlights YoY
Q2 GAAP revenue was $748 million, up 8% in USD. Q2 GAAP diluted EPS from continuing operations was $0.12, compared to $0.56 a year ago, which included $175 million gain from building sales. First half fiscal year 2023 operating cash flow was $127 million.

Q2 Non-GAAP YoY
•Revenue of $748 million, up 8% in USD and 12% in CC
•Bookings of $719 million, up 6% in USD and 11% in CC
•Operating Income of $388 million, up 7% in USD and 13% in CC
•Diluted EPS of $0.45, up 5% in USD and 12% in CC

“This quarter marks our 13th consecutive quarter of bookings growth. We continue to improve the structural profitability of our business model despite a challenging macroeconomic environment,” said Natalie Derse, CFO of Gen. “The Avast integration is off to a great start and we’ve already identified additional cost synergies and revenue opportunities. Our broad product portfolio, diverse distribution channels, and relentless focus on execution position us very well to unlock value for our customers and shareholders.”

Cost Synergies Opportunity Update
Annual cost synergies increased to $300 million+ with additional upside potential from new reinvestment capacity for innovation and growth. The expected integration timeline is also shortened to 18 months.

Non-GAAP Q3 FY23 Guidance & Long-Term Target
•Q3 FY23 Revenue expected to be in the range of $925 million to $940 million, reflecting the first full quarter of Avast
•Q3 FY23 EPS expected to be in the range of $0.42 to $0.45
•Targeting annualized EPS of approximately $3 exiting fiscal year 2025

Quarterly Cash Dividend
Gen's Board of Directors has declared a quarterly cash dividend of $0.125 per common share to be paid on December 14, 2022, to all shareholders of record as of the close of business on November 21, 2022.

Q2 Earnings Call
November 8, 2022
2 p.m. PT / 5 p.m. ET

Webcast & Dial-In: Investor.GenDigital.com. A replay will be posted following the call. For additional details regarding Gen's results, please see the Financials section of the Investor Relations website.

About Gen
Gen (NASDAQ: GEN) is a global company dedicated to powering Digital Freedom through its trusted Cyber Safety brands, Norton, Avast, LifeLock, Avira, AVG, ReputationDefender and CCleaner. There’s a new generation, and it’s not Gen X, Y, or Z. It’s Gen D: Generation Digital. Gen’s family of consumer brands is rooted in providing safety for the first digital generations. Now, Gen empowers people to live their digital lives safely, privately, and confidently today and for generations to come. Gen brings award-winning products and services in cybersecurity, online privacy and identity protection to more than 500 million users in more than 150 countries. Learn more at GenDigital.com.

Forward-Looking Statements
This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to: the statements under “Cost Synergies Opportunity Update” and "Non-GAAP Q3 FY23 Guidance & Long-Term Target," including expectations relating to annual cost synergies from and timeline of the Avast integration, Q3 FY23 non-GAAP revenue, non-GAAP EPS and targeted annualized EPS existing fiscal year 2025, and any statements of assumptions underlying any of the foregoing. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, those related to: the impact of acquisitions and our ability to achieve expected synergies and associated cost savings; retention of executive leadership team members; difficulties in improving sales and product development; difficulties in executing the operating model for the consumer cyber safety business; lower than anticipated returns from the Company's investments in direct customer acquisition; difficulties and delays in reducing run rate expenses and monetizing underutilized assets; the timing and market acceptance of new product releases and upgrades; the successful development of new products and the degree to which these products gain market acceptance; the ability to maintain customer and partner relationships; the ability of Gen to achieve its cost and operating efficiency goals; the anticipated growth of certain market segments; fluctuations in interest rates, tax rates and foreign currency exchange rates; fluctuations and volatility in Gen's stock price; the ability of Gen to successfully execute strategic plans; general business and economic conditions, including economic recessions and inflationary pressures; the current and future impact of the COVID-19 pandemic on the Company's business and industry; and the potential for corporate tax increases under the Biden Administration. Additional information concerning these and other risk factors is contained in the Risk Factors sections of Gen's most recent reports on Form 10-K and Form 10-Q. Gen assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments.

Use of Non-GAAP Financial Information
We use non-GAAP measures of operating margin, net income and earnings per share, which are adjusted from results based on GAAP and exclude certain expenses, gains and losses. We also provide the non-GAAP metrics of revenues, constant currency revenues, and free cash flow, which is defined as cash flows from operating activities, less purchases of property and equipment. These non-GAAP financial measures are provided to enhance the user's understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing Gen's performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Readers are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release, and which can be found, along with other financial information including the Earnings Presentation, on the investor relations page of our website at Investor.GenDigital.com. No reconciliation of the forecasted range for non-GAAP EPS guidance is included in this release because most non-GAAP adjustments pertain to events that have not yet occurred. It would be unreasonably burdensome to forecast, therefore we are unable to provide an accurate estimate.

GEN DIGITAL INC.
Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	September 30, 2022	April 1, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,095	$1,887
Short-term investments	—	4
Accounts receivable, net	152	120
Other current assets	345	193
Assets held for sale	30	56
Total current assets	1,622	2,260
Property and equipment, net	108	60
Operating lease assets	50	74
Intangible assets, net	3,332	1,023
Goodwill	10,126	2,873
Other long-term assets	644	653
Total assets	$15,882	$6,943
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$66	$63
Accrued compensation and benefits	111	81
Current portion of long-term debt	175	1,000
Contract liabilities	1,597	1,264
Current operating lease liabilities	24	18
Other current liabilities	852	639
Total current liabilities	2,825	3,065
Long-term debt	9,883	2,736
Long-term contract liabilities	87	42
Deferred income tax liabilities	392	75
Long-term income taxes payable	913	996
Long-term operating lease liabilities	41	75
Other long-term liabilities	43	47
Total liabilities	14,184	7,036
Total stockholders’ equity (deficit)	1,698	(93)
Total liabilities and stockholders’ equity (deficit)	$15,882	$6,943

GEN DIGITAL INC.
Condensed Consolidated Statements of Operations
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
Net revenues	$748	$692	$1,455	$1,378
Cost of revenues	119	100	221	202
Gross profit	629	592	1,234	1,176
Operating expenses:
Sales and marketing	167	150	323	306
Research and development	73	66	134	134
General and administrative	110	63	214	108
Amortization of intangible assets	29	21	50	42
Restructuring and other costs	9	5	11	12
Total operating expenses	388	305	732	602
Operating income (loss)	241	287	502	574
Interest expense	(48)	(31)	(79)	(63)
Other income (expense), net	2	177	1	174
Income (loss) before income taxes	195	433	424	685
Income tax expense (benefit)	126	100	155	171
Net income (loss)	$69	$333	$269	$514

Net income (loss) per share - basic	$0.12	$0.57	$0.46	$0.88
Net income (loss) per share - diluted	$0.12	$0.56	$0.45	$0.87

Weighted-average shares outstanding:
Basic	590	582	583	581
Diluted	595	591	599	591

GEN DIGITAL INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
OPERATING ACTIVITIES:
Net income	$69	$333	$269	$514
Adjustments:
Amortization and depreciation	49	35	78	71
Impairments and write-offs of current and long-lived assets	(5)	3	(5)	3
Stock-based compensation expense	29	13	53	33
Deferred income taxes	(19)	12	(51)	13
Loss (gain) on extinguishment of debt	9	—	9	5
Gain on sale of property	—	(175)	—	(175)
Non-cash operating lease expense	7	6	11	11
Other	(19)	(2)	(45)	5
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	4	(3)	17	9
Accounts payable	(27)	3	(18)	27
Accrued compensation and benefits	35	6	3	(36)
Contract liabilities	(32)	(13)	(85)	(47)
Income taxes payable	(151)	(118)	(91)	(97)
Other assets	9	(46)	9	(5)
Other liabilities	(46)	6	(27)	(13)
Net cash provided by (used in) operating activities	(88)	60	127	318
INVESTING ACTIVITIES:
Purchases of property and equipment	(2)	(1)	(4)	(2)
Payments for acquisitions, net of cash acquired	(6,550)	(40)	(6,550)	(40)
Proceeds from the maturities and sales of short-term investments	—	—	4	4
Proceeds from the sale of property	—	355	—	355
Other	2	—	4	(4)
Net cash provided by (used in) investing activities	(6,550)	314	(6,546)	313
FINANCING ACTIVITIES:
Repayments of debt	(2,328)	(10)	(2,738)	(382)
Proceeds from issuance of debt, net of issuance costs	8,954	—	8,954	512
Net proceeds from sales of common stock under employee stock incentive plans	6	7	6	8
Tax payments related to vesting of restricted stock units	—	(1)	(16)	(14)
Dividends and dividend equivalents paid	(72)	(73)	(153)	(157)
Repurchases of common stock	(104)	—	(404)	—
Net cash provided by (used in) financing activities	6,456	(77)	5,649	(33)
Effect of exchange rate fluctuations on cash and cash equivalents	(14)	(1)	(22)	(5)
Change in cash and cash equivalents	(196)	296	(792)	593
Beginning cash and cash equivalents	1,291	1,230	1,887	933
Ending cash and cash equivalents	$1,095	$1,526	$1,095	$1,526

GEN DIGITAL INC.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1) (2)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	September 30, 2022	October 1, 2021
Operating income (loss)	$241	$287
Contract liabilities fair value adjustment	—	3
Stock-based compensation	29	13
Amortization of intangible assets	45	32
Restructuring and other costs	9	5
Acquisition and integration costs	58	21
Litigation costs	7	1
Other	(1)	1
Operating income (loss) (Non-GAAP)	$388	$363

Operating margin	32.2%	41.5%
Operating margin (Non-GAAP)	51.9%	52.2%

Net income (loss)	$69	$333
Adjustments to net income (loss):
Contract liabilities fair value adjustment	—	3
Stock-based compensation	29	13
Amortization of intangible assets	45	32
Restructuring and other costs	9	5
Acquisition and integration costs	58	21
Litigation costs	7	1
Other	(10)	1
Non-cash interest expense	3	2
Loss (gain) on extinguishment of debt	9	—
Gain on sale of properties	—	(175)
Total adjustments to GAAP income (loss) before income taxes	150	(97)
Adjustment to GAAP provision for income taxes	50	19
Total adjustment to income (loss), net of taxes	200	(78)
Net income (loss) (Non-GAAP)	$269	$255

Diluted net income (loss) per share	$0.12	$0.56
Adjustments to diluted net income (loss) per share:
Contract liabilities fair value adjustment	—	0.01
Stock-based compensation	0.05	0.02
Amortization of intangible assets	0.08	0.05
Restructuring and other costs	0.02	0.01
Acquisition and integration costs	0.10	0.04
Litigation costs	0.01	0.00
Other	(0.02)	0.00
Non-cash interest expense	0.01	0.00
Loss (gain) on extinguishment of debt	0.02	—
Gain on sale of properties	—	(0.30)
Total adjustments to GAAP income (loss) before income taxes	0.25	(0.16)
Adjustment to GAAP provision for income taxes	0.08	0.03
Total adjustment to income (loss), net of taxes	0.34	(0.13)
Diluted net income (loss) per share (Non-GAAP)	$0.45	$0.43

Diluted weighted-average shares outstanding	595	591
Diluted weighted-average shares outstanding (Non-GAAP)	595	591

(1) This presentation includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP. For a detailed explanation of these non-GAAP measures, see Appendix A.
(2) Amounts may not add due to rounding.

GEN DIGITAL INC.
Revenues and Cyber Safety Metrics
(Unaudited, in millions, except per user data)

Revenues (Non-GAAP)
	Three Months Ended
	September 30, 2022	October 1, 2021	Variance in %
Revenues	$748	$692	8%
Contract liabilities fair value adjustment (1)	—	3
Revenues (Non-GAAP)	748	695	8%
Exclude foreign exchange impact (2)	31	—
Constant currency adjusted revenues (Non-GAAP)	$779	$695	12%

Cyber Safety Metrics
	Three Months Ended (3)
	September 30, 2022 (4)	October 1, 2021
Direct customer revenues	$660	$619
Partner revenues	$74	$64
Total Cyber Safety revenues	$734	$683
Legacy revenues	$14	$12
Direct customer count (at quarter end)	38.6	24.0
Direct average revenue per user (ARPU)	$6.98	$8.63

(1) Contract liabilities fair value adjustment represents the quarterly Avira deferred revenue haircut amortization recognized during the quarter.
(2) Calculated using year ago foreign exchange rates.
(3) From time to time, changes in our product hierarchy cause changes to the revenue channels above. When changes occur, we recast historical amounts to match the current revenue channels. Direct revenues currently includes Mobile App Store customers, and legacy revenues includes revenues from products or solutions that are no longer in operations in exited markets, have been discontinued or identified to be discontinued, or remain in maintenance mode as a result of integration and product portfolio decisions. As such, the changes to historical revenue amounts and the other performance metrics, including direct customer count and ARPU, are reflected for all periods presented above.
(4) The performance metrics for the three months ended September 30, 2022 include the revenues earned and customers acquired through our Merger with Avast. ARPU is based on average customer count and assumes full quarter of revenue for both companies.

GEN DIGITAL INC.
Appendix A
Explanation of Non-GAAP Measures and Other Items
Objective of non-GAAP measures: We believe our presentation of non-GAAP financial measures, when taken together with corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management team uses these non-GAAP financial measures in assessing our performance, as well as in planning and forecasting future periods. Due to the importance of these measures in managing the business, we use non-GAAP measures in the evaluation of management’s compensation. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.
Contract liabilities adjustment: Our non-GAAP net revenues eliminate the impact of contract liabilities purchase accounting adjustments. Prior to our adoption of ASU 2021-08 in fiscal 2022, GAAP required an adjustment to the liability for acquired contract liabilities such that the liability approximates how much we, the acquirer, would have to pay a third party to assume the liability. We believe that eliminating the impact of this adjustment improves the comparability of revenues between periods. Also, although the adjustment amounts will never be recognized in our GAAP financial statements, we do not expect the acquisitions to affect the future renewal rates of revenues excluded by the adjustments. In addition, our management uses non-GAAP net revenues, adjusted for the impact of purchase accounting adjustments to assess our operating performance and overall revenue trends. Nevertheless, non-GAAP net revenues has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP net revenues. We believe these adjustments are useful to investors as an additional means to reflect revenue trends of our business. However, other companies in our industry may not calculate these measures in the same manner which may limit their usefulness for comparative purposes. Our acquisition of Avira during the fourth quarter of fiscal 2021 was the last acquisition pre-adoption of the new literature.
Stock-based compensation: This consists of expenses for employee restricted stock units, performance-based awards, bonus share programs, stock options and our employee stock purchase plan, determined in accordance with GAAP. We evaluate our performance both with and without these measures because stock-based compensation is a non-cash expense and can vary significantly over time based on the timing, size, nature and design of the awards granted, and is influenced in part by certain factors that are generally beyond our control, such as the volatility of the market value of our common stock. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation to facilitate the comparison of our results to those of other companies in our industry.
Amortization of intangible assets: Amortization of intangible assets consists of amortization of acquisition-related intangibles assets such as developed technology, customer relationships and trade names acquired in connection with business combinations. We record charges relating to the amortization of these intangibles within both cost of revenues and operating expenses in our GAAP financial statements. Under purchase accounting, we are required to allocate a portion of the purchase price to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangible assets. However, the purchase price allocated to these assets is not necessarily reflective of the cost we would incur to internally develop the intangible asset. Further, amortization charges for our acquired intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. We eliminate these charges from our non-GAAP operating results to facilitate an evaluation of our current operating performance and provide better comparability to our past operating performance.
Restructuring and other costs: Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements, contract termination costs, and assets write-offs, as well as other exit and disposal costs. Included in other exit and disposal costs are costs to exit and consolidate facilities in connection with restructuring events. We exclude restructuring and other costs from our non-GAAP results as we believe that these costs are incremental to core activities that arise in the ordinary course of our business and do not reflect our current operating performance, and that excluding these charges facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.
Acquisition-related costs: These represent the transaction and business integration costs related to significant acquisitions that are charged to operating expense in our GAAP financial statements. These costs include incremental expenses incurred to affect these business combinations such as advisory, legal, accounting, valuation, and other professional or consulting fees. We exclude these costs from our non-GAAP results as they have no direct correlation to the operation of our business, and because we believe that the non-GAAP financial measures excluding these costs provide meaningful supplemental information regarding the spending trends of our business. In addition, these costs vary, depending on the size and complexity of the acquisitions, and are not indicative of costs of future acquisitions.
Litigation costs: We may periodically incur charges or benefits related to litigation settlements, legal contingency accruals and third-party legal costs related to certain legal matters. We exclude these charges and benefits when associated with a significant matter because we do not believe they are reflective of ongoing business and operating results.
Non-cash interest expense and amortization of debt issuance costs: In accordance with GAAP, we separately account for the value of the conversion feature on our convertible notes as a debt discount that reflects our assumed non-convertible debt borrowing rates. We amortize the discount and debt issuance costs over the term of the related debt. We exclude the difference between the imputed interest expense, which includes the amortization of the conversion feature and of the issuance costs, and the coupon interest payments because we believe that excluding these costs provides meaningful supplemental information regarding the cash cost of our convertible debt and enhance investors’ ability to view the Company’s results from management’s perspective.

Gain (loss) on extinguishment of debt: We record gains or losses on extinguishment of debt. Gains or losses represent the difference between the fair value of the exchange consideration and the carrying value of the liability component of the debt at the date of extinguishment. We exclude the gain or loss on debt extinguishment in our non-GAAP results because they are not reflective of our ongoing business.
Gain (loss) on equity investments: We record gains or losses, unrealized and realized, on equity investments in privately-held companies. We exclude the net gains or losses because we do not believe they are reflective of our ongoing business.
Gain (loss) on sale of properties: We periodically recognize gains or losses from the disposition of land and buildings. We exclude such gains or losses because they are not reflective of our ongoing business and operating results.
Income tax effects and adjustments: We use a non-GAAP tax rate that excludes (1) the discrete impacts of changes in tax legislation, (2) most other significant discrete items, (3) unrealized gains or losses from remeasurement of a foreign currency denominated deferred tax asset with no cash tax impact and (4) the income tax effects of the non-GAAP adjustment to our operating results described above. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results. Our tax rate is subject to change for a variety of reasons, such as significant changes in the geographic earnings mix due to acquisition and divestiture activities or fundamental tax law changes in major jurisdictions where we operate.
Diluted GAAP and non-GAAP weighted-average shares outstanding: Diluted GAAP and non-GAAP weighted-average shares outstanding are generally the same, except in periods when there is a GAAP loss from continuing operations. In accordance with GAAP, we do not present dilution for GAAP in periods in which there is a loss from continuing operations. However, if there is non-GAAP net income, we present dilution for non-GAAP weighted-average shares outstanding in an amount equal to the dilution that would have been presented had there been GAAP income from continuing operations for the period.
Bookings: Bookings are defined as customer orders received that are expected to generate net revenues in the future. We present the operational metric of bookings because it reflects customers' demand for our products and services and to assist readers in analyzing our performance in future periods.
Free cash flow: Free cash flow is defined as cash flows from operating activities less purchases of property and equipment. Free cash flow is not a measure of financial condition under GAAP and does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period, and thus should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity.
Non-GAAP constant currency adjusted revenues: Non-GAAP constant currency adjusted revenues are defined as revenues adjusted for the fair value of acquired contract liabilities and foreign exchange impact, calculated by translating current period revenue using the year ago currency conversion rate.
Revenues (Non-GAAP): Revenues (Non-GAAP) excludes the quarterly Avira deferred revenue haircut amortization recognized during the quarter. We are presenting revenues (Non-GAAP) to provide readers with a better understanding of the impact from the Avira deferred revenue haircut on our historical results and to assist readers in analyzing results in future periods.
Direct customer count: Direct customers are defined as active paid users of our consumer solutions who have a direct billing relationship with us at the end of the reported period. We exclude users on free trials and users who have indirectly purchased our product or services through partners unless such users convert or renew their subscription directly with us, or sign up for a paid membership through our web store or third party app stores. Average direct customer count presents the average of the total number of direct customers at the beginning and end of the fiscal quarter.
Direct average revenues per user (ARPU): ARPU is calculated as estimated direct customer revenues for the period divided by the average direct customer count for the same period, expressed as a monthly figure. We monitor ARPU because it helps us understand the rate at which we are monetizing our consumer customer base.